Exhibit 1.1

Offer to Convert

78,752,717,772 Preferred Shares
of

TELESP CELULAR PARTICIPAÇÕES S.A.

into
Common Shares
of
TELESP CELULAR PARTICIPAÇÕES S.A.

SUBJECT TO THE EXCEPTIONS AND CONDITIONS DESCRIBED HEREIN, THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 2:00 P.M., NEW YORK CITY TIME, ON DECEMBER 19, 2003, UNLESS THE OFFER IS EXTENDED.

         Telesp Celular Participações S.A., a corporation incorporated under the laws of the Federative Republic of Brazil (“TCP”), offers its preferred shareholders (the “preferred shareholders”) the opportunity to convert their preferred shares, no par value (the “preferred shares”), for common shares, no par value (the “common shares”), of TCP at a ratio of one preferred share of TCP for each common share of TCP, up to a limit of 78,752,717,772 preferred shares (the “Offered Number”) in the aggregate for all shareholders, upon the terms and subject to the conditions set forth in this Offer to Convert (which invitation, together with any amendments or supplements hereto, collectively constitute the “Offer”).

         The conversion of preferred shares into common shares will occur in conjunction with the authorization by TCP’s shareholders of the merger of shares of Tele Centro Oeste Celular Participações S.A., a corporation incorporated under the laws of the Federative Republic of Brazil (“TCO”), with TCP, at a shareholders’ meeting that is currently scheduled for December 22, 2003. The Offered Number is the incremental number of common shares that is required in order for TCP, following the merger of shares with TCO, to comply with the maximum limit of preferred shares permitted under Brazilian law as a proportion of total number of shares issued by a company. If the conversion option is exercised for more preferred shares than the Offered Number, the Offered Number of shares will be converted pro rata among the preferred shares for which the option is exercised. If the conversion option is exercised for fewer shares than the Offered Number, Brasilcel N.V., TCP’s controlling shareholder, has represented to TCP that it will convert sufficient preferred shares so that the Offered Number is converted, so long as there is no legal or other impediment at that time to the approval of the merger of shares of TCO with TCP immediately after the conversion. This offer does not extend to the common shares of TCP.

         All preferred shares up to the Offered Number for which the conversion option is validly exercised and not withdrawn prior to the expiration of the offer at 2:00 p.m., New York City time, on December 19, 2003 shall be converted in accordance with the terms described herein, subject to the conditions described in this Offer to Convert. However, if you hold preferred shares registered through Banco ABN Amro Real S.A. and wish to exercise your right to participate in the Offer before that time but after the end of banking hours in Brazil on December 12, 2003, you must follow the special instructions in this Offer to Convert under “Procedures for Accepting the Offer and Converting Preferred Shares.”

         Preferred shareholders must make their own decisions as to whether to convert their preferred shares and, if so, how many preferred shares to convert. Neither TCP nor its executive officers or board of directors makes any recommendation as to whether you should convert your preferred shares. If you are in any doubt as to the action you should take, contact your broker, lawyer, accountant or other professional advisor without delay.

         Persons that hold American Depositary Shares (“ADSs”) representing preferred shares of TCP may participate in the Offer if they first withdraw the preferred shares underlying those ADSs from TCP’s ADS program and pay the applicable fees of the depositary and any taxes and governmental charges. See “Procedures for Accepting the Offer and Converting Preferred Shares.”

         Persons that hold TCP preferred shares directly and that wish to participate in the Offer must follow the procedures described under “Procedures for Accepting the Offer and Converting Preferred Shares.”

         Questions or requests for assistance may be directed to the contact person set forth on the back cover of this Offer to Convert at his respective address. Additional copies of this Offer to Convert may also be obtained from such contact person.

         This offering document is intended solely for holders of TCP preferred shares and ADSs who are residents of the United States of America. Separate offering materials in Portuguese are being made simultaneously to holders of preferred shares who are not residents of the United States.

November 20, 2003

SUMMARY TERM SHEET
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
INTRODUCTION
TERMS OF THE OFFER; EXPIRATION DATE
CONDITION TO OFFER AND EFFECTIVENESS OF CONVERSION
PROCEDURES FOR ACCEPTING THE OFFER AND CONVERTING PREFERRED SHARES
WITHDRAWAL RIGHTS
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
CERTAIN INFORMATION ABOUT THE PREFERRED SHARES AND COMMON SHARES
DESCRIPTION OF CAPITAL STOCK
MATERIAL DIFFERENCES BETWEEN THE RIGHTS OF THE COMMON SHARES AND PREFERRED SHARES OF TCP
CERTAIN INFORMATION CONCERNING TCP, BRASILCEL, PORTELCOM, TELEFÓNICA MÓVILES, TELEFÓNICA, PT MÓVEIS AND PORTUGAL TELECOM
BACKGROUND AND PURPOSE OF THE OFFER
ACCOUNTING TREATMENT OF THE TRANSACTION
INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING PREFERRED SHARES
CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS
FEES AND EXPENSES
MISCELLANEOUS
INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF TELEFÓNICA, PORTUGAL TELECOM AND TCP
OFFER TO CONVERT
ANNOUNCEMENT TO SHAREHOLDERS
CONSENT OF SIMPSON THACHER & BARTLETT LLP

SUMMARY TERM SHEET

      This summary term sheet highlights selected information from this Offer to Convert and may not contain all of the information that is important to you. To better understand TCP’s Offer to you and for a complete description of the legal terms of the Offer, you should read this entire Offer to Convert carefully. Questions or requests for assistance may be directed to the person set forth on the back cover of this Offer to Convert at his respective address.

•	The Offer: Telesp Celular Participações S.A., a corporation incorporated under the laws of Brazil (“TCP”), is offering you the opportunity to convert your preferred shares, no par value, into common shares, no par value, of TCP at a one-to-one ratio up to a limit of 78,752,717,772 preferred shares (the “Offered Number”) in the aggregate for all shareholders. See “Introduction.”

•	Condition: The conversion must be approved by at least 50% of the outstanding common shares of TCP present at the shareholders’ meeting at which the conversion will be voted on. See “Condition to Offer and Effectiveness of Conversion.”

•	Expiration Date: You have until 2:00 p.m., New York City time, on December 19, 2003 to decide to convert your preferred shares, except that if you hold preferred shares directly that are registered through Banco ABN Amro Real S.A. (“Banco ABN Amro Real”), TCP’s transfer agent, you must follow the special instructions described under “Procedures for Accepting the Offer and Converting Preferred Shares.”

•	Procedures for Participating in the Offer: The procedures for electing to convert your preferred shares differ depending on whether you hold TCP ADSs, you hold preferred shares directly through Companhia Brasileira de Liquidação e Custódia (the Brazilian Settlement and Custody Company, or “CBLC”) or you hold preferred shares directly through Banco ABN Amro Real. You should follow the instructions for your particular circumstances set forth under “Procedures for Accepting the Offer and Converting Preferred Shares.”

•	Withdrawal: If you elect to convert and subsequently wish to withdraw, for your withdrawal to be effective, you must communicate your withdrawal instructions to the same person or institution to which you communicated your election to convert preferred shares. If you or your representative in Brazil exercised the conversion option through CBLC, you or that representative must withdraw your election to convert no later than 2:00 p.m., New York City time, on December 19, 2003. If you exercised the conversion option before Banco ABN Amro Real, you must withdraw your election to convert at a branch of Banco ABN Amro Real before the end of banking hours at that branch on December 12, 2003, or, if you wish to withdraw after December 12, 2003 and at any time before 2:00 p.m., New York City time, on December 19, 2003, you should follow the special instructions under “Withdrawal Rights.”

      For your convenience, please find additional detail on the offer below in a question and answer format, including the purpose of the offer and additional detail on the procedures for electing to convert your shares.

Who is offering me the opportunity to convert my securities?

      TCP is offering you the opportunity to convert your preferred shares into common shares. TCP is a holding company engaged through its subsidiaries Telesp Celular S.A., Global Telecom S.A. and Tele Centro Oeste Celular Participações S.A. (“TCO”) in cellular telecommunications businesses in Brazil.

Why is TCP making the Offer?

      Under Brazilian law, TCP is not permitted to allow TCP’s nonvoting preferred shares to exceed two-thirds of the total number of TCP’s shares issued. TCP believes that the conversion described in this Offer to Convert is necessary so that TCP does not exceed this limit when it undertakes the merger of shares (incorporação de ações, or the “merger of shares”) of TCO with TCP. See “Background and Purpose of the Offer.”

What securities is TCP offering me the opportunity to convert in the Offer?

      TCP is offering you the opportunity to convert your preferred shares into common shares at a one-to-one ratio up to the Offered Number in the aggregate for all shareholders. If the conversion option is exercised for more preferred shares than the Offered Number, shares will be converted pro rata among the preferred shares for which the option is exercised. If the conversion option is exercised for fewer shares than the Offered Number, Brasilcel N.V. (“Brasilcel”), TCP’s controlling shareholder, has represented to TCP that it will convert sufficient preferred shares so that the Offered Number is converted, so long as there is no legal or other impediment at that time to the approval of the merger of shares of TCO with TCP immediately after the conversion. See “Introduction.”

May ADS holders participate in the Offer, and how may they do so?

      Yes, ADS holders may participate in the Offer. In order to participate, an ADS holder must first (1) surrender to The Bank of New York, as depositary under TCP’s ADS program, at 101 Barclay Street, New York, New York 10286, the American Depositary Receipts (“ADRs”) evidencing the ADSs that represent preferred shares that it wishes to convert, (2) pay a fee to the depositary in the amount of up to U.S.$5.00 per 100 ADSs or portion thereof surrendered and (3) pay any taxes or governmental charges payable in connection with its withdrawal of the preferred shares from the ADS program. The preferred shares you receive will be registered at CBLC, and you will need to comply with all applicable legal requirements to become a Resolution 2,689 investor. See “Description of Capital Stock — Exchange Controls and Central Bank Registration.” To participate in the Offer, you would have to contact your representative in Brazil (for purposes of Resolution 2,689) to exercise the conversion option before the CBLC and to receive and hold the common shares on your behalf. See “Procedures for Accepting the Offer and Converting Preferred Shares.”

Are there any conditions to the offer?

      Yes. This Offer is subject to the condition that the conversion be approved by at least 50% of the outstanding common shares of TCP present at the meeting at which the conversion will be voted on. TCP’s controlling shareholder, Brasilcel, holds, directly and indirectly, 93.66% of the common shares of TCP and has represented to TCP that it and its subsidiaries will vote the common shares of TCP they hold in favor of the conversion, so long as there is no legal or other impediment at that time to the approval of the merger of shares of TCO with TCP immediately after the conversion.

      If this condition is met, all preferred shares for which the conversion option is validly exercised and not withdrawn prior to the expiration of the Offer will be converted into common shares by TCP up to the Offered Number in the aggregate for all shareholders. See “Condition to Offer and Effectiveness of Conversion.”

Is the Offer being made to all holders of TCP preferred shares?

      Yes, the offer to convert is open to all holders of TCP preferred shares. However, this offering document is intended solely for holders of TCP preferred shares and ADSs who are residents of the United States of America. Separate offering materials in Portuguese are being made available simultaneously to holders of preferred shares who are not residents of the United States through publication as required under Brazilian law.

How long do I have to decide whether to convert my preferred shares in the Offer, and how do I convert those shares?

      Except as noted below, you will have until 2:00 p.m., New York City time, on December 19, 2003 to decide to convert your preferred shares, but you must follow the instructions below.

      If you hold TCP ADSs and you wish to exercise the conversion option, you should first withdraw the preferred shares underlying those ADSs from TCP’s ADS program, as described above under “Can ADS holders participate in the Offer?” The preferred shares you receive will be registered at the CBLC, and you will need to comply with all applicable legal requirements in order to become a Resolution 2,689 investor. See

“Description of Capital Stock — Exchange Controls and Central Bank Registration.” To exercise the conversion option, you would have to make arrangements with your representative in Brazil (for purposes of Resolution 2,689) to exercise the conversion option before the CBLC in the manner described in the following paragraph and to receive and hold the common shares on your behalf.

      If the preferred shares you hold are registered through CBLC, you have until 2:00 p.m., New York City time, on December 19, 2003 to decide whether to convert your shares. If you wish to exercise the conversion option, you should ask your custodian or representative to exercise the conversion option through CBLC no later than 2:00 p.m., New York time, on December 19, 2003, indicating the number of preferred shares that you wish to convert. If you have invested in TCP preferred shares directly pursuant to Resolution 2,689 of the Conselho Monetário Nacional (the “National Monetary Council”) then your shares are registered through CBLC and you should contact your representative in Brazil (for purposes of Resolution 2,689) to exercise the conversion option as described in this paragraph.

      If the preferred shares you hold are registered through Banco ABN Amro Real and you wish to exercise the conversion option, you should request conversion of your shares at any branch of Banco ABN Amro Real before the end of banking hours at the place of the applicable branch on December 12, 2003 in the manner described under “Procedures for Accepting the Offer and Converting Preferred Shares” in this Offer to Convert. If your preferred shares are registered through Banco ABN Amro Real and you wish to exercise the conversion option after December 12, 2003, you must first transfer your shares to the custody of the CBLC (through a custody agent registered with the CBLC) and thereafter request conversion through CBLC no later than 2:00 p.m., New York City time, on December 19, 2003, as described above.

      If you do not know whether you hold your preferred shares through CBLC or Banco ABN Amro Real, you should ask your custodian, representative, broker or other nominee.

      See “Procedures for Accepting the Offer and Converting Preferred Shares.”

Until what time may I withdraw my election to convert my preferred shares, and how do I do so?

      For a withdrawal to be effective, you must communicate your withdrawal instructions to the same person or institution to which you communicated your election to convert preferred shares. If you or your representative in Brazil exercised the conversion option before the CBLC, you or that representative, as applicable, must withdraw your election to convert no later than 2:00 p.m., New York City time, on December 19, 2003.

      If you exercised the conversion option before Banco ABN Amro Real, you must withdraw your election to convert at a branch of Banco ABN Amro Real before the end of banking hours at that branch on December 12, 2003. If the preferred shares you hold are registered through Banco ABN Amro Real and you wish to have the right to withdraw after December 12, 2003 and at any time before 2:00 p.m., New York City time, on December 19, 2003, you must exercise your conversion option through CBLC by transferring your shares to the custody of CBLC prior to December 12, 2003 and then requesting conversion through CBLC rather than Banco ABN Amro Real.

      In accordance with Rule 13e-4(f)(2)(ii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), you may also withdraw any election to convert shares at any time after January 19, 2004 if the conversion has not been effected at that time. If you withdraw your election to convert under those circumstances, you must communicate your withdrawal instructions to the same person or institution to which you communicated your election to convert preferred shares. See “Withdrawal Rights.”

What does TCP’s Board of Directors think of the Offer?

      Neither TCP nor the executive officers or Board of Directors of TCP make any recommendation to you as to whether to convert your preferred shares in the Offer. As noted above, the Offer is being made due to requirements under Brazilian law.

What will happen to the preferred shares not converted in the Offer?

      If you decide not to convert your preferred shares in the Offer, you will continue to hold the preferred shares.

Will the common shares be registered and listed in the United States?

      Unlike the preferred shares, the common shares of TCP are not registered with the U.S. Securities and Exchange Commission (the “Commission”) and are not listed on the New York Stock Exchange. TCP does not intend to register the common shares, or any ADSs representing the common shares, with the Commission or list the common shares or any ADSs representing the common shares on a U.S. stock exchange or quotation system.

Will there be a sponsored ADR program for the common shares?

      There is no ADR program for the common shares, and TCP does not intend to establish an ADR program for the common shares. Therefore, holders of ADRs representing preferred shares that elect to convert the underlying preferred shares into common shares will thereafter hold common shares directly and not in the form of ADRs. You are advised to consult with your professional advisors as to the consequences of holding common shares directly rather than preferred shares in the form of ADRs.

How may the common shares be resold?

      The common shares are not registered or listed in the United States. A U.S. holder should consult legal counsel prior to selling the common shares to ensure compliance with applicable laws and regulations. The common shares are listed in Brazil. However, the common shares are significantly less liquid, and are expected to continue to be significantly less liquid, than the preferred shares of TCP because Brasilcel, TCP’s controlling shareholder holds 96.33% of TCP’s common shares and will hold no less than 76.33% of TCP’s common shares following the conversion and the merger of shares of TCO with TCP, assuming that Brasilcel does not exercise any conversion rights and that none of the common shareholders of TCP or TCO exercises appraisal rights in connection with the merger of shares.

If I have elected to convert my preferred shares, may I still trade my preferred shares before the expiration date of the Offer?

      No, once you have elected to convert your preferred shares, those shares may not be traded before the expiration date of the Offer. If elections to convert are made with respect to more than the Offered Number of preferred shares, any pro rata portion of the shares that you elected to convert but that are not converted because the Offered Number was exceeded may be traded freely beginning on December 26, 2003.

Who may I speak with if I have questions about the Offer?

      You may contact the following person for information regarding this Offer to Convert:

Fernando Abella Garcia
Telesp Celular Participações S.A.
Av. Roque Petroni Jr., 1464, São Paulo, SP, Brazil 04707-000
Telephone: (55) 11 5105-1207

      If you hold ADSs and have questions about withdrawing the preferred shares underlying those ADSs in order to participate in the Offer, you may contact:

The Bank of New York
101 Barclay Street
New York, NY 10286
Telephone: 1-888-BNY-ADRS

v

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

      TCP has made forward-looking statements in this Offer to Convert that are subject to risks and uncertainties. Forward-looking statements may be identified by words such as “believes,” “expects,” “anticipates,” “projects,” “intends,” “should,” “seeks,” “estimates,” “future” or similar expressions. These statements reflect TCP’s current expectations. They are subject to a number of risks and uncertainties, including but not limited to changes in technology, regulation, the global cellular communications marketplace and local economic conditions. In light of the many risks and uncertainties surrounding this marketplace, you should understand that TCP cannot assure you that the forward-looking statements contained in this Offer to Convert will be realized. You are cautioned not to put undue reliance on any forward-looking information.

To the Holders of Preferred Shares

Telesp Celular Partcipações S.A.:

INTRODUCTION

      Telesp Celular Participações S.A., a corporation incorporated under the laws of Brazil, hereby offers its preferred shareholders the opportunity to convert preferred shares held by its shareholders for common shares at a one-to-one ratio, up to the Offered Number (78,752,717,772 preferred shares) in the aggregate for all shareholders, upon the terms set forth in this Offer to Convert (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”). If the conversion option is exercised for more preferred shares than the Offered Number, shares will be converted pro rata among the preferred shares for which the option is exercised. If the conversion option is exercised for fewer preferred shares than the Offered Number, Brasilcel, TCP’s controlling shareholder, has represented to TCP that it will convert sufficient Preferred Shares so that the Offered Number is converted, so long as there is no legal or other impediment at that time to the approval of the merger of shares of TCO with TCP immediately after the conversion.

      If you own your preferred shares through a broker or other nominee and your broker or nominee submits your election to convert preferred shares on your behalf, your broker or nominee may charge a fee for doing so. You should consult your broker or nominee to determine whether any charges or commissions will apply. See “Fees and Expenses.”

      All preferred shares up to the Offered Number for which the conversion option is validly exercised and not withdrawn prior to the expiration of the offer will be converted into common shares in accordance with the terms described herein. However, if you hold preferred shares registered through Banco ABN Amro Real and wish to exercise your right to participate in the Offer before the expiration of the Offer but after the end of banking hours in Brazil on December 12, 2003, you must follow the special instructions under “Procedures for Accepting the Offer and Converting Preferred Shares.”

      As of November 17, 2003, TCP had 762,400,487,973 preferred shares issued and outstanding and 409,383,864,536 common shares issued and outstanding. After the conversion and the merger of shares of TCO with TCP, TCP expects that it will have 1,004,661,477,262 preferred shares issued and outstanding and 502,330,740,000 common shares issued and outstanding, assuming that none of the common shareholders of TCP or TCO exercises appraisal rights in connection with the merger of shares.

      This Offer to Convert contains important information that should be read before any decision is made with respect to the offer.

TERMS OF THE OFFER; EXPIRATION DATE

      TCP is offering its preferred shareholders the opportunity to elect to convert their preferred shares for common shares at a one-to-one ratio, up to the Offered Number in the aggregate for all shareholders, upon the terms set forth in this Offer to Convert. Preferred shareholders must make this election by 2:00 p.m., New York City time, on December 19, 2003 (the “Expiration Date”), although preferred shareholders whose shares are registered through Banco ABN Amro Real and that make the election after the end of banking hours in Brazil on December 12, 2003 must follow the procedures described below under “Procedures for Accepting the Offer and Converting Preferred Shares.” If the conversion option is exercised for more preferred shares than the Offered Number, shares will be converted pro rata among the preferred shares for which the option is exercised. If the conversion option is exercised for fewer shares than the Offered Number, Brasilcel has represented to TCP that it will convert sufficient preferred shares so that the Offered Number is converted, so long as there is no legal or other impediment at that time to the approval of the merger of shares of TCO with TCP immediately after the conversion.

      Persons that hold TCP ADSs may participate in the Offer if they first withdraw the preferred shares underlying those ADSs from TCP’s ADS program and pay the applicable fees of the depositary and any taxes and governmental charges. See “Procedures for Accepting the Offer and Converting Preferred Shares.”

      This offer to convert preferred shares for TCP common shares is subject to the condition described in “Condition to Offer and Effectiveness of the Conversion.” All preferred shares up to the Offered Number (78,752,717,772 preferred shares) for which the conversion option is validly exercised and not withdrawn prior to the expiration of the Offer shall be converted into common shares by TCP. Once the conversion is approved, the conversion will become effective immediately before the merger of shares of TCO with TCP, the approval of which is expected to occur at the extraordinary meetings of the common shareholders of TCP and TCO currently scheduled for December 22, 2003. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the Commission and the terms of the Offer, TCP also expressly reserves the right to delay the conversion into common shares (1) if it expects that the condition to the Offer described in “Condition to Offer and Effectiveness of the Conversion” may not be met, (2) if the extraordinary meeting of the shareholders of TCP or TCO to approve the merger of shares has been delayed or (3) if it deems such delay necessary in order to comply in whole or in part with applicable laws, in each case by giving oral or written notice of such delay, termination, waiver or amendment and by making a public announcement thereof. Any such delay shall be effected in compliance with Rule 14e-1(c) under the Exchange Act.

      Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rule 14e-1 under the Exchange Act, which requires that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which TCP may choose to make any public announcement, TCP will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or the Public Relations Newswire.

      If TCP makes a material change in the terms of the Offer or the information concerning the Offer, TCP will extend the Offer to the extent required by Rule 14e-1 under the Exchange Act. If, prior to the Expiration Date, TCP should decide to increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all shareholders who have elected to convert preferred shares pursuant to the Offer. Furthermore, if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of such preferred shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten-business-day period. TCP does not expect to increase the amount of consideration currently available through this Offer.

      For purposes of this section, a “business day” means any day on which the principal offices of the Commission in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York City, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

      This Offer to Convert will be mailed by TCP to its record holders of preferred shares who are residents of the United States and will be furnished, for subsequent transmittal to beneficial owners of preferred shares, to brokers, dealers, commercial banks, trust companies and similar persons who are residents of the United States and whose names, or the names of whose nominees, appear on the shareholder lists of CBLC or Banco ABN Amro Real or who are listed as participants in the security position listing of The Depository Trust Company, as the clearing agency for ADSs of TCP.

CONDITION TO OFFER AND EFFECTIVENESS OF CONVERSION

      This Offer is subject to the condition that the conversion be approved by at least 50% of the outstanding common shares of TCP present at the meeting at which the conversion will be voted on. TCP’s controlling shareholder, Brasilcel, holds, directly and indirectly, 93.66% of the common shares of TCP and has represented to TCP that it and its subsidiaries will vote the common shares of TCP they hold in favor of the conversion, so long as there is no legal or other impediment at that time to the approval of the merger of shares of TCO with TCP immediately after the conversion.

      If this condition is met, the conversion will become effective upon the approval of the conversion by TCP’s shareholders, which is expected to occur at an extraordinary meeting of the common shareholders of TCP currently scheduled for December 22, 2003. TCP expects the conversion to be approved immediately before TCP’s shareholders approve the merger of shares at the same meeting. The merger of shares must also be approved at an extraordinary meeting of the common shareholders of TCO, which is currently scheduled to occur on the same day as the TCP shareholder meeting. Because the preferred shares and common shares of TCP are book-entry shares, the conversion will be evidenced by a notation made in the share registry of TCP, and no further action will be required to be taken by TCP or any shareholder to give effect to the conversion.

PROCEDURES FOR ACCEPTING THE OFFER AND CONVERTING PREFERRED SHARES

      Any shareholder that wishes to exercise the conversion option should do so either before the Companhia Brasileira de Liquidação e Custódia (the Brazilian Settlement and Custody Company, or “CBLC”) or Banco ABN Amro Real S.A. (“Banco ABN Amro Real”), depending on where that shareholder’s shares are registered. If you do not know whether you hold your preferred shares through CBLC or Banco ABN Amro Real, you should ask your custodian, representative, broker or other nominee.

      ADRs. If a holder of TCP ADSs wishes to exercise the conversion option, that ADS holder must first (1) surrender to The Bank of New York, as depositary under TCP’s ADS program, at 101 Barclay Street, New York, New York 10286, the American Depositary Receipts (“ADRs”) evidencing the ADSs that represent preferred shares that it wishes to convert, (2) pay a fee to the depositary in the amount of up to U.S.$5.00 per 100 ADSs or portion thereof surrendered and (3) pay any taxes or governmental charges payable in connection with its withdrawal of the preferred shares from the ADS program. The preferred shares so received will be registered at CBLC, and the holder will need to comply with all applicable legal requirements in order to become a Resolution 2,689 investor. See “Description of Capital Stock — Exchange Controls and Central Bank Registration.” To exercise the conversion option, the holder would have to contact its representative in Brazil (for purposes of Resolution 2,689) to exercise the conversion option before the CBLC in the same manner as any other direct holder of preferred shares whose shares are registered at CBLC, as described below under “— CBLC,” and to receive and hold the common shares on its behalf. The shareholder will be responsible for taking the appropriate actions to ensure that the shares will be timely transferred to CBLC in order to allow the conversion as described above.

      Questions or requests for assistance by an ADS holder wishing to withdraw the preferred shares underlying its ADSs may be directed to:

The Bank of New York
101 Barclay Street
New York, NY 10286
Telephone: 1-888-BNY-ADRS

      CBLC. Shareholders whose shares are registered through CBLC and that wish to exercise the conversion option should do so through CBLC. These shareholders should ask their custodians or representatives to exercise the conversion option through CBLC no later than 2:00 p.m., New York City time, on December 19, 2003.

      Shareholders that have invested in TCP preferred shares under Resolution 2,689 of the Conselho Monetário Nacional (the “National Monetary Council”) should ask their representatives in Brazil (for purposes of Resolution 2,689) to exercise the conversion option through CBLC no later than 2:00 p.m., New York City time, on December 19, 2003, indicating the number of preferred shares that they wish to convert. For more information about Resolution 2,689, see “Description of Capital Stock — Exchange Controls and Central Bank Registration.”

      Banco ABN Amro Real. Shareholders whose shares are registered through Banco ABN Amro Real and that wish to exercise the conversion option should do so through Banco ABN Amro Real. These shareholders should request conversion of their shares at any branch of Banco ABN Amro Real before the end of banking hours at the place of the applicable branch on December 12, 2003, either personally or by means of a duly appointed proxy. Shareholders exercising the conversion option through Banco ABN Amro Real must present certified copies of the following documents:

•	a notarized signed letter requesting the conversion of the preferred shares into common shares, indicating the number of shares to be converted;

•	identity card or passport;

•	taxpayer registration card (CPF), if applicable; and

•	a document proving the residence of the shareholder.

      Representatives of legal entities, estates, minors and proxies must also present originals or certified copies of the documents that grant them powers of representation (including, in case of a company, the taxpayer registration card (cartão de CPNJ) and the personal documents mentioned above of the persons that are empowered to act on behalf of the company, if applicable). All the documents shall be presented in a sealed envelope indicating the name and telephone number of the shareholder (and its representative, if applicable). The front of the envelope must have the following wording:

“At.:	Gerenciamento de Acionistas do Banco ABN Amro Real S.A. — São Paulo.

Ref.:	Conversão de ações preferenciais da Telesp Celular Participações S.A. em ações ordinárias.”

      Any discrepancy between the documentation presented by the shareholder and its registered personal information and/or its positions before Banco ABN Amro Real could render that shareholder’s election to convert invalid. The verification of the validity of the abovementioned documents and information is the shareholder’s responsibility.

      If a shareholder whose shares are registered through Banco ABN Amro Real wishes to exercise the conversion option after December 12, 2003, the shareholder must first transfer its shares to the custody of CBLC and thereafter request conversion through CBLC no later than 2:00 p.m., New York time, on December 19, 2003, as described above.

      To transfer their shares to the custody of CBLC, the shareholder must contact a broker in Brazil and sign the appropriate form to be provided by the broker (which signature must be notarized). Shareholders requesting such transfer must present certified copies of the following documents:

•	identity card or passport;

•	taxpayer registration card (CPF), if applicable; and

•	a document proving the residence of the shareholder.

      Representatives of legal entities, estates, minors and proxies must also present originals or certified copies of the documents that grant them powers of representation (including, in case of a company, the taxpayer registration card (cartão de CPNJ) and the personal documents mentioned above of the persons that are empowered to act on behalf of the company, if applicable). Typically, Banco ABN Amro Real will require at least one business day to effect such a transfer to CBLC after having received all the required documentation in proper form from the broker. The shareholder will be responsible for taking the appropriate actions to ensure that the shares will be timely transferred to CBLC in order to allow the conversion as described above.

      Questions or requests for assistance may be directed to the contact person set forth on the back cover of this Offer to Convert. Additional copies of this Offer to Convert may also be obtained from such contact person.

      All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance of an election to convert preferred shares will be determined by TCP, in its sole discretion, which determination shall be final and binding on all parties. TCP reserves the absolute right to reject any and all elections to convert determined by it not to be in proper form. TCP also reserves the absolute right to waive any defect or irregularity in the election to convert of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No election to convert preferred shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither TCP nor any of its affiliates or assigns or other person will be under any duty to give notification of any defects or irregularities in elections to convert or incur any liability for failure to give any such notification. TCP’s interpretation of the terms of the Offer will be final and binding.

      An election to convert preferred shares pursuant to any of the procedures described above will constitute the converting shareholder’s acceptance of the terms of the Offer, as well as the converting shareholder’s representation and warranty to TCP that such shareholder has the full power and authority to convert, sell, assign and transfer the preferred shares for which such election is made (and any and all other preferred shares or other securities issued or issuable in respect of such preferred shares).

WITHDRAWAL RIGHTS

      For a withdrawal to be effective, you must communicate your withdrawal instructions to the same person or institution to which you communicated your election to convert preferred shares. If you or your representative in Brazil exercised the conversion option before the CBLC, you or that representative, as applicable, must withdraw your election to convert no later than 2:00 p.m., New York time, on December 19, 2003. If you exercised the conversion option before Banco ABN Amro Real, you must withdraw your election to convert at a branch of Banco ABN Amro Real before the end of banking hours at that branch on December 12, 2003. If the preferred shares you hold are registered through Banco ABN Amro Real and you wish to have the right to withdraw after December 12, 2003 and at any time before 2:00 p.m., New York City time, on December 19, 2003, you must exercise your option before CBLC, by transferring your shares to the custody of CBLC and request conversion through CBLC prior to December 12, 2003, rather than Banco ABN Amro Real.

      Even if TCP extends the Offer, is delayed in effecting the conversion of preferred shares or is unable to accept an election to convert preferred shares for any reason, elections to convert may be withdrawn only as described in this section, subject to Rule 14e-1(c) under the Exchange Act. Any such delay will be by an extension of the Offer to the extent required by law. See “Terms of the Offer; Expiration Date.”

      In addition, in accordance with Rule 13e-4(f)(2)(ii) of the Exchange Act of 1934, as amended, if the conversion has not been effected by January 19, 2004, holders of preferred shares that have elected to convert those shares may withdraw such elections. If you withdraw your election to convert under those circumstances, you must communicate your withdrawal instructions to the same person or institution to which you communicated your election to convert preferred shares.

      All questions as to the form and validity (including time of receipt) of any withdrawal of an election to convert will be determined by TCP, in its sole discretion, whose determination will be final and binding. None of TCP or any of its respective successors or assigns or any other person will be under any duty to give any notification of any defects or irregularities in any withdrawal or incur any liability for failure to give any such notification.

      Withdrawals of elections to convert may not be rescinded. Any preferred shares for which an election to convert has been properly withdrawn will thereafter be deemed not to be subject to a conversion election for purposes of the Offer. However, holders of preferred shares who have withdrawn an election to convert those preferred shares may deliver a new election to convert at any time prior to the Expiration Date by following the procedures described in the section “Procedures for Accepting the Offer and Converting Preferred Shares.”

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of the material United States federal income tax consequences of the conversion of TCP preferred shares for TCP common shares pursuant to the Offer as of the date hereof. Except where noted, this summary deals only with TCP preferred shares that are held as capital assets by United States Holders (as defined below), and does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax exempt organization;

•	an insurance company;

•	a person holding the TCP preferred shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person owning five percent or more of the TCP preferred shares or TCP common shares immediately after the Offer;

•	a person who is an investor in a pass-through entity; or

•	a United States person whose “functional currency” is not the U.S. dollar.

      The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

      If a partnership holds TCP preferred shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding TCP preferred shares, you should consult your tax advisors.

      A “United States Holder” is a beneficial owner of a TCP preferred share that is for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate the income of which is subject to United States federal income taxation regardless of its source;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

      If you are considering converting your TCP preferred shares in response to the Offer, you should consult your own tax advisors concerning the United States federal income and estate tax consequences to you and any consequences arising under the laws of any other taxing jurisdiction.

      In the opinion of Simpson Thacher & Bartlett LLP, counsel to TCP, the material United States federal income tax consequences of the conversion of TCP preferred shares into TCP common shares are as follows:

•	the conversion will be treated as a reorganization within the meaning of Section 368(a) of the Code;

•	you will not recognize gain or loss when you convert your TCP preferred shares solely for TCP common shares;

•	your tax basis in the TCP common shares that you receive in the conversion will equal your tax basis in the TCP preferred shares you surrendered; and

•	your holding period for the TCP common shares that you receive in the conversion will include your holding period for the shares of TCP preferred shares that you surrender in the conversion.

•	If you acquired different blocks of TCP preferred shares at different times and at different prices, your basis and holding period in your TCP common shares may be determined with reference to each block of TCP preferred shares.

      TCP has not and will not seek any ruling from the U.S. Internal Revenue Service regarding any matters relating to the Offer, and as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described herein.

CERTAIN INFORMATION ABOUT THE PREFERRED SHARES AND COMMON SHARES

      The principal market in which the preferred shares and the common shares are traded is the São Paulo Stock Exchange, or BOVESPA, where they are listed under the ticker symbols “TSPP4” and “TSPP3,” respectively. As of November 17, 2003, there were 762,400,487,973 preferred shares and 409,383,864,536 common shares issued and outstanding. The following table sets forth, for the calendar quarters indicated, the range of the low and high sales prices for each lot of 1,000 preferred shares and common shares since the first quarter of 2001.

	Preferred Shares		Common Shares

	Low	High	Low	High

	(reais)
2001
1st Quarter	12.68	23.00	10.70	17.22
2nd Quarter	12.40	17.96	10.51	15.91
3rd Quarter	5.21	15.17	4.80	13.60
4th Quarter	5.20	8.74	4.65	7.50

2002
1st Quarter	5.72	9.26	5.16	7.95
2nd Quarter	4.30	6.08	3.78	5.98
3rd Quarter	2.60	4.07	2.60	4.00
4th Quarter	2.66	4.42	2.40	4.00

2003
1st Quarter	3.17	5.05	3.16	4.60
2nd Quarter	4.19	4.85	4.02	4.80
3rd Quarter	3.93	5.99	3.60	4.86

Source: BOVESPA

DESCRIPTION OF CAPITAL STOCK

      Set forth below are the material terms of the capital stock of TCP, including brief summaries of certain provisions of TCP’s bylaws and the Brazilian corporation law.

Allocations of Profits

      At each annual shareholders’ meeting, the board of directors is required to recommend how net profits for the preceding fiscal year are to be allocated. Under the Brazilian corporation law, this allocation may be made among (a) dividends and (b) profits reserves.

      For the purposes of the Brazilian corporation law, net profits are defined as net income after income tax and social contribution for the relevant fiscal year, net of any accumulated losses from prior fiscal years and any amounts allocated to warrants, income bonds and employees’ and management’s participation in a company’s profits.

     Dividends

      Mandatory Dividends. Under the Brazilian corporation law and TCP’s bylaws, TCP is required to distribute to all shareholders as a non-cumulative mandatory dividend an amount equal to 25% of adjusted net income. For this purpose, adjusted net income is an amount equal to net profits adjusted to reflect allocations to and from:

•	the legal reserve;

•	the contingency reserve; and

•	the unrealized profits reserve.

      Allocation of the Mandatory Dividends. In the allocation of any mandatory dividend, preferred shareholders have a preference, equal to a non-cumulative annual dividend, equal to the higher of (i) 6% of the amount obtained by dividing the amount of subscribed capital by the number of TCP’s shares or (ii) 3% of the amount obtained by dividing shareholders’ equity by the number of TCP’s outstanding shares.

      In case the amount of mandatory dividends is greater than preferred dividends, after the payment of preferred dividends, the excess will be allocated first as dividend payments to holders of common shares in an amount equal to the preferred dividend received by the preferred shareholders, and the remainder will be distributed equally among holders of preferred and common shares.

      In case the amount of mandatory dividends is less than preferred dividends, the mandatory dividends will be fully allocated as preferred dividends and TCP will not be obligated to distribute any mandatory dividends to common shareholders. In this case, TCP must pay preferred dividends out of accumulated profits and other profits reserves, if available.

      Dividends relating to net profits remaining after allocations to mandatory dividends and profits reserves. Under the Brazilian corporation law, any net profits remaining after allocations to mandatory dividends and profits reserves (as described below) must be distributed to preferred and common shareholders, observing the same preference described above in connection with mandatory dividends.

Profits Reserves

      The Brazilian corporation law requires the allocation of 5% of the net profits to a statutory reserve (legal reserve), not to exceed 20% of the company’s paid-in capital, which may be used to absorb accumulated losses or increase capital. Other allocations may be made on a discretionary basis by the shareholders to the following reserves:

•	a contingency reserve, for an anticipated loss that is deemed probable in future years (provided that any amounts so allocated in a previous year must be reversed in the fiscal year in which such loss does not occur or charged off in the event the loss occurs);

•	an unrealized profits reserve, in an amount equal to the excess between mandatory dividends and the sum of the share of net equity earnings of affiliated companies and profits, gains and earnings in sales and services to be received after the end of the next succeeding fiscal year;

•	a bylaws reserve, in the amount set forth in the bylaws (currently, TCP bylaws do not provide for such type of reserve); and

•	a retained profits reserve, for plant expansion and other capital investment projects, in an amount based on a capital expenditure budget previously approved by the shareholders (provided that if the budget is for a term greater than one year, it must be reviewed annually by the shareholders until the investment is completed).

Restrictions on the Distributions of Dividends and Allocations to Profits Reserves

      Restrictions on Distributions of Dividends. Unlike TCP’s preferred dividends (which must necessarily be distributed as described above), TCP is permitted to suspend the payment of a mandatory dividend in respect of common shares if:

•	its board of directors report to the annual shareholders’ meeting that the distribution would be incompatible with the financial circumstances of that company; and

•	the shareholders (after reviewing the opinion of the auditors’ council) ratify this conclusion at the shareholders’ meeting.

      In this case:

•	the management must forward to the CVM, within five days of the shareholders’ meeting, an explanation for the suspension of the payment of the mandatory dividends; and

•	the amounts not distributed would be recorded as a special reserve and, if not absorbed by losses in subsequent fiscal years, be distributed as dividends as soon as the financial condition of the company permitted.

      Restrictions on the Allocations to Profits Reserves. Under the Brazilian corporation law, allocations to the bylaws reserve and retained profits reserve may not hinder the payment of mandatory dividends. In addition, any excess of the sum of the profits reserves (other than contingency reserves and unrealized profits reserves) over total capital must be distributed as dividends.

      The amounts available for distribution are determined on the basis of financial statements prepared in accordance with Brazilian accounting principles.

     Payment of Dividends

      TCP is required by the Brazilian corporation law and its bylaws to hold an annual shareholders’ meeting by April 30 of each year, at which an annual dividend may be declared by a decision of TCP’s shareholders on the recommendation of its board of directors. The payment of annual dividends in any given year is based on the financial statements prepared for the preceding fiscal year ending December 31. Under Brazilian corporation law, dividends must be paid on the date determined at a shareholders’ meeting or, in the absence of such determination, within 60 days as of the annual meeting date (and in any event within the same fiscal year in which such dividend was declared). A shareholder has a three-year period from the dividend payment date to claim dividends in respect of its shares, after which time unclaimed dividends revert back to the company. Dividends are credited to the holder of record of TCP shares.

Voting Rights

     Common Shareholders

      Each TCP common share entitles the holder to one vote at shareholders’ meetings. TCP’s preferred shares do not entitle their holders to vote except in the limited circumstances described below. Under the Brazilian corporation law, a shareholders’ meeting is required in order to:

•	amend the bylaws (including Article 136 Meetings, as defined below);

•	elect or discharge corporate officers and auditors at any time;

•	review the yearly accounts drawn up by the corporation’s officers and to decide on the financial statements presented by them;

•	authorize the issuance of debentures;

•	suspend the rights of a shareholder;

•	approve the appraisal of assets contributed as capital by shareholders;

•	authorize the issuance of founders’ shares;

•	effect the corporation’s transformation, consolidation, incorporation and divestment, its dissolution and liquidation, to elect and discharge its liquidators, and to examine the liquidators’ accounts; and

•	authorize the officers to file for bankruptcy or request reorganization.

      In the case of urgency, the filing for bankruptcy or the request for reorganization may be made by the officers, as agreed with the majority shareholder, if any, which officers must subsequently call a general meeting in order to vote on the matter. Such a meeting would be called by publication of a notice in the official gazette of the State of São Paulo and two other Brazilian gazettes determined by the shareholders at least 30 days prior to the meeting, but would not generally require any other form of notice.

     Preferred Shareholders

      Under the Brazilian corporation law, TCP’s preferred shares will acquire full voting rights in the event the company fails for three consecutive fiscal years to pay the mandatory minimum dividend, and those voting rights will continue until such payment is made. In addition, in case minority preferred shareholders hold more than 10% of TCP’s total capital (or if they reach such percentage when added to the minority common shareholders, in case neither such preferred nor such common shareholders hold 10% on their own), such shareholders may appoint one board member and one alternate. In addition, minority preferred shareholders may appoint one audit council member (and one alternate). In case minority common shareholders hold more than 10% of TCP’s voting capital, such common shareholders may appoint one audit council member (and one alternate).

      Because TCP did not pay the mandatory minimum dividends for the years ended December 31, 2001 and 2002 and does not anticipate being able to pay dividends for the year ended December 31, 2003, TCP expects that holders of preferred shares will be able to exercise voting rights after the 2004 general shareholders’ meeting and until TCP pays the minimum dividends for 2003 or any subsequent year. However, once TCP pays the minimum dividends for 2003 or any subsequent year, those voting rights will cease.

      Under the bylaws of TCP, preferred shareholders are entitled (a) to vote at any meeting to approve any long term agreement between TCP and its controlled entities, on the one side, and TCP’s controlling shareholders and their affiliates (or entities related to TCP) on the other, except in case the agreement contains standard provisions and (b) to vote at any meeting to approve any changes to the bylaws that would revoke such voting rights (and TCP’s bylaws provisions that require that an equitable treatment be confirmed by a third-party appraiser in any corporate reorganization transaction involving TCP and a controlled entity and a 30-day call notice be delivered with respect to any Article 136 Meeting (as defined below)). In any circumstances in which holders of TCP’s preferred shares are entitled to vote, each preferred share will entitle its holder to one vote.

Meetings of Shareholders

      Under the Brazilian corporation law, notice of a general or extraordinary shareholders’ meeting must be published in the state’s official gazette and two other gazettes determined by the shareholders at least 15 days before the scheduled date of the meeting (other than in the case of Article 136 Meetings, which require a 30-day advance notice).

      Article 136 Meetings are required to:

•	change the preferences, advantages and conditions for the redemption or amortization of one or more classes of preferred shares or to create a more favored class;

•	reduce the minimum dividend;

•	approve the merger, amalgamation or spin-off of TCP;

•	participate in a group of companies;

•	change the company’s corporate purpose;

•	suspend the liquidation of the company or in case of dissolution of the company; and

•	issue founders’ shares.

      On the first call, a meeting may be held only with a minimum quorum of one-fourth of the holders of voting shares. Extraordinary meetings whose objective is the amendment of the bylaws may be held on the first call only with a minimum of two-thirds of the voting capital present. In addition, some decisions require the approval of a qualified quorum of at least one-half of the holders of voting shares.

      If the quorum is not met on the first call, a second notice must be published at least eight days before the second meeting date (other than in the case of an Article 136 Meeting, which second notice must be published at least ten days prior to the second meeting). On a second call, a meeting may be held regardless of the number of voting shares represented.

Preemptive Rights

      Each TCP shareholder has a general preemptive right to subscribe for shares in any capital increase in proportion to its holdings (other than in public issuance of shares or exchange offers for the acquisition of control of other companies). In the specific case of preferred shareholders, they will not have preemptive rights in connection with issuances of common shares by TCP in order to reduce the minimum number of non-voting shares to 50% of the total number of issued shares. When applicable, shareholders are given a minimum period of 30 days following the publication of a notice of a capital increase to exercise that right.

      In the event of a capital increase that would maintain or increase the proportion of capital represented by TCP’s preferred shares, holders of preferred shares would have preemptive rights to subscribe only for newly issued preferred shares. In the event of a capital increase that would reduce the proportion of capital represented by TCP’s preferred shares, holders of preferred shares would have preemptive rights to subscribe for preferred shares in proportion to their holdings and to TCP’s common shares only to the extent necessary to prevent dilution of their interests, except as described in the preceding paragraph.

Redemption Rights

      Under Brazilian corporation law, a dissenting shareholder (including a preferred or a common shareholder) may seek redemption of its shares if TCP’s general shareholders’ meeting decides to:

•	create a new class of preferred shares with rights superior to those of existing classes;

•	change any right the preferred shares carry, including their amortization or redemption rights (appraisal rights in this case are limited to the holders of shares of a class whose rights are negatively impacted by such change);

•	reduce the mandatory dividends;

•	change TCP’s corporate purpose;

•	approve (1) a merger of shares (incorporação de ações) involving TCP, (2) a merger of TCP with and into another company, (3) an amalgamation of TCP with another company, (4) the acquisition of another company at a price that exceeds certain limits set forth in Brazilian corporation law, or (5) the participation in a group of companies, in each case provided that certain liquidity and dispersion standards are not met according to the Brazilian corporation law; and

•	approve a spin-off of TCP, if in connection with such transaction there is a reduction of minimum dividends, the company becomes part of a group of companies, or there is a change in the company’s corporate purposes (in this last case, except in case the entity receiving the company’s assets has a substantially identical corporate purpose).

      The right to redemption lapses 30 days after publication of the minutes of the relevant extraordinary general shareholders’ meeting or, if the resolution requires the approval of the majority of TCP’s preferred shares affected by the resolution in a special meeting within 30 days from the publication of the minutes of that special meeting. TCP would be entitled to reconsider any action giving rise to redemption rights within ten days after the expiration of those rights if the redemption of shares of dissenting shareholders would jeopardize its financial stability.

      TCP’s shares are redeemable at their book value, determined on the basis of the last annual balance sheet approved by the shareholders. If the shareholders’ meeting giving rise to redemption rights occurs more than 60 days after the date of the last annual balance sheet, a shareholder may demand that its shares be valued on the basis of a new balance sheet that is as of a date within 60 days of that shareholders’ meeting.

Form and Transfer

      TCP’s shares are maintained in book-entry form with a custodian and transfer agent, Banco ABN AMRO Real, and the transfer of shares is effected by an entry made by the transfer agent on its books, debiting the share account of the seller and crediting the share account of the purchaser against presentation of a written order of the seller or judicial authorization or order in an appropriate document that remains in the possession of the transfer agent.

      Transfers of shares by a foreign investor are made in the same way and executed by such investor’s local agent on the investor’s behalf, except that if the original investment was registered with the Banco Central do Brasil, or the Central Bank, under Brazilian regulations governing foreign investment in capital markets, the foreign investor should also seek amendment, if necessary, of the appropriate electronic registration through its local agent to reflect the new ownership.

      The São Paulo Stock Exchange operates a central clearing system in which participating institutions have accounts. All shares placed into the system will be deposited in custody with the relevant stock exchange through a Brazilian institution authorized to operate by the Central Bank and having a clearing account with the relevant stock exchange. The fact that the shares are subject to custody with the relevant stock exchange will be reflected in the register of shareholders. Each participating shareholder will, in turn, be registered in the register of the beneficial shareholders to be maintained by the relevant stock exchange and will be treated in the same way as a registered shareholder.

Exchange Controls and Central Bank Registration

      There are no restrictions on ownership or voting of preferred shares or common shares by individuals or legal entities domiciled outside of Brazil (other than, in the case of common shares, if they constitute a control stake of TCP).

      The right to convert dividend or interest payments and proceeds from the sale of shares into foreign currency and to remit such amounts outside Brazil is subject to restrictions under foreign investment legislation that generally requires, among other things, that the relevant investments have been registered with the Central Bank and the CVM. These restrictions on the remittance of foreign capital abroad may hinder or prevent the holders of TCP’s shares from converting dividends, distributions or the proceeds from any sale of these shares into U.S. dollars and remitting the U.S. dollars abroad.

      A non-Brazilian holder of shares may experience delays in effecting Central Bank registration, which may delay remittances abroad. This delay may adversely affect the amount in U.S. dollars received by the non-Brazilian holder.

      Resolution 2,689. Investors residing outside Brazil, including institutional investors, are authorized to buy and sell equity instruments, including TCP shares, traded publicly in Brazil under Resolution 2,689 of the National Monetary Council and Instruction CVM 325. With certain limited exceptions, Resolution 2,689 investors are permitted to carry out any type of transaction in the Brazilian financial capital markets involving a security traded on a stock, future or organized over-the-counter market. Investments and remittances are made through the commercial rate exchange market. In order to become a Resolution 2,689 investor, an investor residing outside Brazil must appoint a representative in Brazil with powers to take actions relating to the investment, appoint an authorized custodian in Brazil for the investments, which must be a financial institution duly authorized by the Central Bank and the CVM and through its representative, register itself with the CVM and the investment with the Central Bank.

      If the holder does not qualify under Resolution 2,689, it may be subject to a less favorable tax treatment (please refer to “Brazilian Taxes” below).

      Under current Brazilian legislation, the federal government may impose temporary restrictions on remittances of foreign capital abroad in the event of a serious imbalance or an anticipated serious imbalance of Brazil’s balance of payments. For approximately six months in 1989 and early 1990, the federal government froze all dividend and capital repatriations held by the Central Bank that were owed to foreign equity investors, in order to conserve Brazil’s foreign currency reserves. These amounts were subsequently released in accordance with federal government directives. The federal government may impose similar restrictions on foreign repatriations in the future.

Brazilian Taxes

      The following discussion mainly summarizes the principal Brazilian tax consequences of the acquisition, ownership and disposition of TCP’s common shares or preferred shares by a U.S. holder not deemed to be domiciled in Brazil for Brazilian tax purposes (a “U.S. holder”). This discussion does not address all the Brazilian tax considerations that may be applicable to any particular non-Brazilian holder, and each non-Brazilian holder should consult its own tax advisor about the Brazilian tax consequences of investing in TCP shares.

      Conversion. The conversion will not have Brazilian tax consequences to U.S. holders.

      Taxation of Dividends. Dividends paid by TCP in cash or in kind from profits generated on or after January 1, 1996 to a U.S. holder or non-Brazilian holder in respect of TCP’s shares will generally not be subject to Brazilian withholding tax. TCP does not have any undistributed profits generated before January 1, 1996.

      Distributions of Interest on Capital. Brazilian corporations may make payments to shareholders characterized as interest on capital as an alternative form of making dividend distributions. The rate of interest may not be higher than the federal government’s long-term interest rate, or the TJLP, as determined by the

Central Bank from time to time. The total amount distributed as interest on capital may not exceed the greater of (i) 50% of net income (before taking the distribution and any deductions for income taxes into account) for the year in respect of which the payment is made or (ii) 50% of retained earnings for the year prior to the year in respect of which the payment is made. Payments of interest on capital are decided by the shareholders on the basis of recommendations of the company’s board of directors.

      Distributions of interest on capital paid to Brazilian and non-Brazilian holders of shares are deductible by TCP for Brazilian corporate income tax purposes. These payments to U.S. holders or non-Brazilian holders are subject to Brazilian withholding tax at the rate of 15%. If the recipient of the payment is domiciled in a tax haven jurisdiction (i.e , a country that does not impose any income tax or that imposes tax at a rate of less than 20%), the rate will be 25%.

      No assurance can be given that TCP’s board of directors will not recommend that future distributions of profits will be made by means of interest on capital instead of by means of dividends.

      Amounts paid as interest on capital (net of applicable withholding tax) may be treated as payments in respect of the dividends TCP is obligated to distribute to its shareholders in accordance with its bylaws (estatutos) and the Brazilian corporate law. Distributions of interest on capital in respect of the shares may be converted into U.S. dollars and remitted outside of Brazil, subject to applicable exchange controls.

      Taxation of Gains. Gains realized outside Brazil by a U.S. holder or a non-Brazilian holder on the disposition of shares to another U.S. holder or non-Brazilian holder are not subject to Brazilian tax.

      Gains realized by a U.S. holder or a non-Brazilian holder on dispositions of shares in Brazil or in transactions with Brazilian residents may be free of Brazilian tax, taxed at a rate of 20% or taxed at a rate of 15%, depending on the circumstances.

      Gains realized through transactions with Brazilian residents or through transactions in Brazil off of the Brazilian stock exchanges are generally subject to tax at a rate of 15%.

      Gains realized through transactions on Brazilian stock exchanges are generally subject to tax at a rate of 20%, unless the investor is entitled to tax-free treatment for the transaction under Resolution 2,689 of the National Monetary Council.

      The preferential treatment generally afforded under Resolution 2,689 is not available to residents of tax havens.

      There can be no assurance that the current preferential treatment for U.S. holders and non-Brazilian holders of shares under Resolution 2,689 will be maintained.

      Gain on the disposition of shares is measured by the difference between the amount in Brazilian currency realized on the sale or exchange and the acquisition cost of the shares sold, measured in Brazilian currency, without any correction for inflation. The acquisition cost of shares registered as an investment with the Central Bank is calculated on the basis of the foreign currency amount registered with the Central Bank. See “— Description of Capital Stock — Exchange Controls and Central Bank Registration.”

      Under current law, the tax rate for transactions on a Brazilian stock exchange is 20% for transactions occurring on or after January 1, 2002. Brazil’s tax treaties do not grant relief from taxes on gains realized on sales or exchanges of shares.

      Gains realized by a U.S. holder and non-Brazilian holder upon the redemption of shares will be treated as gains from the disposition of such shares to a Brazilian resident occurring off of a stock exchange and will accordingly be subject to tax at a rate of 15%.

      Any exercise of preemptive rights relating to the shares will not be subject to Brazilian taxation. Gains on the sale or assignment of preemptive rights relating to the shares will be treated differently for Brazilian tax purposes depending on (i) whether the sale or assignment is made by the depositary or the investor and (ii) whether the transaction takes place on a Brazilian stock exchange. Gains on sales or assignments made by the depositary on a Brazilian stock exchange are not taxed in Brazil, but gains on other sales or assignments may be subject to tax at rates up to 15%.

      Other Brazilian Taxes. There are no Brazilian inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of shares by a non-Brazilian holder except for gift and inheritance taxes levied by some states in Brazil on gifts made or inheritances bestowed by individuals or entities not resident or domiciled in Brazil or in the relevant state to individuals or entities that are resident or domiciled within this state in Brazil. There are no Brazilian stamp, issue, registration, or similar taxes or duties payable by holders of shares.

      A financial transaction tax, or the IOF tax, may be imposed on a variety of transactions, including the conversion of Brazilian currency into foreign currency (e.g., for purposes of paying dividends and interest). The IOF tax rate on such conversions is currently 0%, but the minister of finance has the legal power to increase the rate to a maximum of 25%. Any increase will be applicable only prospectively.

      The IOF may also be levied on transactions involving bonds or securities, or IOF/ Títulos, even if the transactions are effected on Brazilian stock, futures or commodities exchanges. The rate of the IOF/ Títulos with respect to TCP’s shares is currently 0%. The minister of finance, however, has the legal power to increase the rate to a maximum of 1.5% of the amount of the taxed transaction per each day of the investor’s holding period, but only to the extent of gain realized on the transaction and only on a prospective basis.

      In addition to the IOF tax, a second, temporary tax that applies to the removal of funds from accounts at banks and other financial institutions, or the CPMF tax, will be imposed on distributions in respect of shares in the event that these distributions are converted into U.S. dollars and remitted abroad by the applicable custodian. The CPMF tax was to expire in June 2002, but was extended until December 31, 2004. It is currently imposed at a rate of 0.38%. This rate will continue until December 31, 2003. After that date, the rate will be decreased to 0.08% beginning on January 1, 2004. From July 13, 2002, transactions conducted through the Brazilian stock exchanges in current accounts specified for stock exchange transactions are exempt from the CPMF tax.

      Although there is presently no income tax treaty between Brazil and the United States, the tax authorities of the two countries have had discussions that may culminate in such a treaty. No assurance can be given, however, as to whether or when a treaty will enter into force or how it will affect the U.S. holders of shares.

MATERIAL DIFFERENCES BETWEEN THE RIGHTS OF THE COMMON SHARES AND
PREFERRED SHARES OF TCP

      The table below sets forth the material differences between the rights of holders of preferred shares and common shares of TCP.

Preferred Shares	Common Shares

Dividends:*	In the allocation of any mandatory dividend, preferred shareholders have a preference, equal to a non-cumulative annual dividend, equal to the higher of:

• 6% of the amount obtained by dividing the amount of subscribed capital by the number of TCP’s shares; or

• 3% of the amount obtained by dividing shareholders’ equity by the number of TCP’s outstanding shares.	In case the amount of mandatory dividends is greater than preferred dividends, after payment of preferred dividends, the excess will be allocated first as dividend payments to holders of common shares in an amount equal to the preferred dividend received by the preferred shareholders, and the remainder will be distributed equally among holders of preferred and common shares.

In case the amount of mandatory dividends is less than preferred dividends, the mandatory dividends will be fully allocated as preferred dividends and TCP will not be obligated to distribute any mandatory dividends to common shareholders. In this case, TCP must pay preferred dividends out of accumulated profits and other profits reserves, if available.

Unlike TCP’s preferred dividends (which must necessarily be distributed as described above), TCP is permitted to suspend the payment of a mandatory dividend in respect of common shares if:

• its board of directors report to the annual shareholders’ meeting that the distribution would be incompatible with the financial circumstances of that company; and

• the shareholders (after reviewing the opinion of the auditors’ council) ratify this conclusion at the shareholders’ meeting.

* TCP will not pay dividends or interest on shareholders’ equity for the year ended December 31, 2003 because of net losses due to TCP’s equity interest in Global Telecom S.A. and financial expenses arising from the acquisition of Global Telecom S.A. and TCO.

Preferred Shares	Common Shares

Voting Rights:	TCP’s preferred shares do not entitle their holders to vote except in the limited circumstance where the company fails for three consecutive fiscal years to pay the mandatory minimum dividend to which shares are entitled, and those voting rights will continue until such payment is made. Because TCP did not pay the mandatory minimum dividends for the years ended December 31, 2001 and 2002 and does not anticipate being able to pay dividends for the year ended December 31, 2003, TCP expects that holders of preferred shares will be able to exercise voting rights after the 2004 general shareholders’ meeting and until TCP pays the minimum dividends for 2003 or any subsequent year. However, once TCP pays the minimum dividends for 2003 or any subsequent year, those voting rights will cease.

In addition, in case minority preferred shareholders hold more than 10% of TCP’s total capital (or if they reach such percentage when added to the minority common shareholders, in case neither such preferred nor such common shareholders hold 10% on their own), such shareholders may appoint one board member and one alternate. In addition, minority preferred shareholders may appoint one audit council member (and one alternate).

Under the bylaws of TCP, preferred shareholders are entitled (a) to vote at any meeting to approve any long term agreement between TCP and its controlled entities, on the one side, and TCP’s controlling shareholders and their affiliates (or entities related to TCP) on the other, except in case the agreement contains standard provisions and (b) to vote at any meeting to approve any changes to the by-laws that would revoke such voting rights (and TCP’s bylaw provisions that require that an equitable treatment be confirmed by a third-party appraiser in any corporate reorganization transaction involving TCP and a controlled entity and a 30-day call notice be delivered with respect to any Article 136 Meeting). In any circumstances in which holders of TCP’s preferred shares are entitled to vote, each preferred share will entitle its holder to one vote.	Each TCP common shares entitles the holder to one vote at meetings of shareholders.

In case minority common shareholders hold more than 10% of TCP’s voting capital, such common shareholders may appoint one audit council member (and one alternate).

Preferred Shares	Common Shares

Preemptive Rights:	Holders of preferred shares and common shares have a general preemptive right to subscribe for shares in any capital increase in proportion to their holdings.

In the event of a capital increase that would maintain or increase the proportion of capital represented by TCP’s preferred shares, holders of preferred shares would have preemptive rights to subscribe only for newly issued preferred shares. In the event of a capital increase that would reduce the proportion of capital represented by TCP’s preferred shares, holders of preferred shares would have preemptive rights to subscribe for preferred shares in proportion to their holdings and to TCP’s common shares only to the extent necessary to prevent dilution of their interests.	Holders of common shares and preferred shares have a general preemptive right to subscribe for shares in any capital increase in proportion to their holdings.

CERTAIN INFORMATION CONCERNING TCP, BRASILCEL, PORTELCOM, TELEFÓNICA
MÓVILES, TELEFÓNICA, PT MÓVEIS AND PORTUGAL TELECOM

      General. TCP is incorporated under the laws of the Federative Republic of Brazil under the name Telesp Celular Participações S.A. Its principal executive offices are located at Av. Roque Petroni Júnior, 1464 — Morumbi, São Paulo, SP, Brazil 04707-000. Its telephone number is (55) 11-5105-1207.

      TCP is a holding company engaged, through its subsidiaries, in cellular telecommunications businesses in Brazil. It controls Telesp Celular S.A., Global Telecom S.A. and TCO. Below you will find a chart showing the major companies in TCP’s ownership structure as of November 20, 2003 (percentages refer to total capital):

(1)	TCP holds 90.7% of the Common Shares of TCO, representing 28.9% of the total capital stock.

      Portelcom is incorporated under the laws of Brazil under the name Portelcom Participações S.A. Its principal executive offices are located at Av. Brigadeiro Faria Lima, 2277, 15th Floor, Suite 1503, 01452-000 São Paulo, SP, Brazil. Its telephone number is (55) 11-3039-8016.

      Brasilcel is incorporated under the laws of the Netherlands under the name Brasilcel N.V. Its corporate domicile is located at Strawiskylaan, 3105, 1077 ZX, Amsterdam, Netherlands.

      Telefónica Móviles is incorporated under the laws of Spain under the name Telefónica Móviles, S.A. Its principal executive offices are located at C/ Goya, 24, 28001 Madrid, Spain. Its telephone number is (34) ###-##-####.

      Telefónica is incorporated under the laws of Spain under the name Telefónica, S.A. Its principal executive offices are located at Gran Vía, 28, 28013 Madrid, Spain. Its telephone number is (34) 91-584-0306.

      PT Móveis is a limited liability holding company, organized as a Sociedade Gestora de Participações Sociais, under the laws of the Republic of Portugal under the name PT Móveis, SGPS, S.A. Its principal executive offices are located at Avenida Álvaro Pais Fontes, 02, 1649-041 Lisbon, Portugal. Its telephone number is (351) 21-790-1463.

      Portugal Telecom is a limited liability holding company, organized as a Sociedade Gestora de Participações Sociais, under the laws of the Republic of Portugal under the name Portugal Telecom, SGPS, S.A. Its principal executive offices are located at Avenida Fontes Pereira de Melo, 40, 1069-300 Lisbon, Portugal. Its telephone number is (351) 21-500-1701.

      The name, business address and business telephone number for each of the directors and executive officers of TCP, Telefónica and Portugal Telecom and certain other information are set forth in Schedule I hereto.

BACKGROUND AND PURPOSE OF THE OFFER

      Purpose of the Offer. Under Brazilian Laws No. 6,404/76 and 10,303/01, TCP is not permitted to allow its nonvoting shares to exceed two-thirds of the total number of shares issued. TCP is making the offer to ensure that its preferred shares (nonvoting stock) do not exceed this two-thirds limit after the merger of shares of TCO into TCP.

      Announced Merger of Shares. TCP has announced its intention to effect a merger of shares (incorporação de ações) of TCO into TCP under Brazilian law. If the merger of shares is approved:

•	TCO will become a wholly owned subsidiary of TCP;

•	holders of ADSs of TCO will receive 1.524 ADSs of TCP for each ADS they hold upon surrender of the TCO ADSs and payment of any fees and expenses of the depositary; and

•	direct holders of preferred shares of TCO will automatically receive 1.27 preferred shares of TCP for each preferred share they hold without any further action by those holders.

      The exchange ratios for the TCO preferred shares and ADSs are different because the ADS exchange ratio takes into account the difference in the ratio of ADSs to preferred shares under the TCO and TCP ADS programs.

      Brasilcel holds, directly and indirectly, 93.66% of the common shares of TCP, and TCP holds 90.7% of the common shares of TCO. Brasilcel has represented to TCP that it and its subsidiaries will vote the common shares of TCP they hold in favor of the merger of shares. TCP intends to vote the common shares of TCO it holds in favor of the merger of shares.

      Appraisal Rights. No appraisal rights for holders of the preferred shares are available in connection with the Offer.

ACCOUNTING TREATMENT OF THE TRANSACTION

      Under Brazilian accounting principles, the conversion of preferred shares into common shares will have no effect on TCP’s financial statements, representing simply a change in the composition of TCP’s shareholders’ equity.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND
ARRANGEMENTS CONCERNING PREFERRED SHARES

Interests of Directors, Executive Officers and Certain Controlling Persons

      Each of Portelcom, Brasilcel, Telefónica Móviles, Telefónica, PT Móveis and Portugal Telecom and the directors and executive officers of TCP, Telefónica and Portugal Telecom are deemed to be beneficial owners pursuant to the Exchange Act of the 379,614,824,965 (or 49.8%) of TCP’s preferred shares held by Brasilcel and the 719,908 (or 0%) of TCP’s preferred shares held by Portelcom. Other than as set forth in the preceding sentences, none of TCP, Brasilcel, Portelcom, Telefónica Móviles, Telefónica, PT Móveis or Portugal Telecom, or to TCP’s knowledge, any of the directors or executive officers of TCP, Telefónica or Portugal Telecom, beneficially owns any preferred shares.

Transactions and Arrangements Concerning Preferred Shares

      No transactions in the preferred shares have been effectuated during the past 60 days by (1) TCP, for its own account, or any of its majority owned subsidiaries, (2) to TCP’s knowledge, any of its executive officers or directors or any executive officer or director of any subsidiary of TCP, (3) Telefónica, for its own account, or, to the knowledge of TCP, any of Telefónica’s executive officers or directors, (4) Portugal Telecom, for its own account, or to the knowledge of TCP, any of Portugal Telecom’s officers or directors, (5) Brasilcel, for its own account, (6) Portelcom, for its own account, (7) Telefónica Móviles, for its own account, or (8) PT Móveis, for its own account.

      Except as described below, none of TCP, Brasilcel, Portelcom, Telefónica Móviles, Telefónica, PT Móveis or Portugal Telecom, or, to TCP’s knowledge, any of the directors or executive officers of TCP, Telefónica or Portugal Telecom, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to any of the Company’s securities (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

Intercompany Loans

      TCP has entered into a series of loans with Portugal Telecom and PT Internacional Finance B.V. (“PT Finance”), another company in the Portugal Telecom group, as follows:

•	TCP had outstanding indebtedness to PT Finance in the amount of €416.05 million at September 30, 2003 (representing R$1.43 billion at that date) that bears interest at EURIBOR plus 7% per annum and matures in November 2004;

•	TCP’s subsidiary Telesp Celular S.A. has two U.S. dollar-denominated loans from Portugal Telecom with fixed interest rates of 3.25% per annum and with maturity dates in 2007. The aggregate amount of these loans was U.S.$90 million at September 30, 2003 (representing R$263.9 million at that date); and

•	Telesp Celular also has two other loans with PT Finance. One loan in the amount of €44.6 million at September 30, 2003 (representing R$156.90 million at that date) has a floating interest rate of EURIBOR plus 7% per annum and a maturity date in December 2003. The other loan in the amount of U.S.$120.0 million at September 30, 2003 (representing R$359.4 million at that date) has a floating interest rate of LIBOR plus 5% per annum and a maturity date in July 2007.

Interest on these transactions is paid on an annual basis, with the exception of the loan for €44.6 million, which pays interest on a semi-annual basis.

Joint Venture Arrangement

      On January 23, 2001, Telefónica Móviles, Portugal Telecom and its subsidiary PT Móveis agreed to create a joint venture to consolidate Telefónica Móviles’ wireless businesses in Brazil with those of Portugal Telecom. Under this joint venture framework agreement, each of the Telefónica Group and the Portugal Telecom Group agreed to contribute to a 50:50 joint venture certain of its wireless businesses in Brazil, including interests in operating companies and holding companies that own cellular or wireless licenses in Brazil, such as TCP, as well as other assets or business that are operated for the benefit of those companies. This joint venture resulted in the formation of Brasilcel, the controlling shareholder of TCP.

      On October 17, 2002, Telefónica Móviles, on the one hand, and Portugal Telecom SGPS, S.A. and its subsidiary PT Móveis SGPS, S.A., on the other, entered into the definitive agreements (Stockholders Agreement and Subscription Agreement) that implemented the joint venture framework agreement signed in January 2001. In accordance with these definitive agreements, Telefónica Móviles and the Portugal Telecom Group have the same voting rights in Brasilcel. This equality in voting rights will continue to exist even if either party’s economic and voting interest is diluted below 50%, but not lower than 40%, as a consequence of a capital increase. The equality in voting rights will cease to exist if the percentage of ownership of one of the parties falls below 40% during an uninterrupted period of six months. In this event, if the group with the reduced interest were the Portugal Telecom Group, it would be entitled to sell to Telefónica Móviles, which would be obliged to buy (directly or through another company), all of Portugal Telecom’s ownership interest in Brasilcel N.V. This right expires on December 31, 2007. This put option would be exercisable in the 12 months subsequent to the end of the aforementioned six-month period, provided that the Portugal Telecom Group had not increased its ownership interest to 50% of the total capital stock of Brasilcel.

      Also, in accordance with the definitive agreements, the Portugal Telecom Group will be entitled to sell to Telefónica Móviles, which will be obliged to buy, all of Portugal Telecom’s ownership interest in Brasilcel should there be a change in control at Telefónica, Telefónica Móviles or any subsidiary of the latter that holds a direct or indirect ownership interest in Brasilcel. Similarly, Telefónica Móviles would be entitled to sell to the Portugal Telecom Group, which would be obliged to buy, its holding in Brasilcel if there is a change of control at Portugal Telecom, PT Móveis or any other subsidiary of either company that holds a direct or indirect ownership interest in Brasilcel.

      The definitive agreements established that the parties to the agreements shall transfer to Brasilcel N.V. all of their direct or indirect ownership interests in equity securities, whether voting or non-voting, in wireless properties in Brazil, including any such interests obtained from future acquisitions of Brazilian wireless properties by such parties.

      On December 27, 2002, following the agreements entered into with the Portugal Telecom Group on October 17, 2002 and after having obtained the necessary authorization from the Brazilian authorities for the contribution, Telefónica Móviles and PT Moveis contributed to Brasilcel all the shares held directly or indirectly by the two groups in their wireless communications companies in Brazil.

CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

      General. TCP is not aware of (1) any license or other regulatory permit that appears to be material to the business of TCP or any of its subsidiaries, taken as a whole, that might be adversely affected by the conversion of preferred shares pursuant to the Offer or (2) except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental authority which would be required prior to the conversion of preferred shares by TCP pursuant to the Offer. Should any such approval or other action be required, it is TCP’s present intention to seek such approval or action. TCP does not currently intend, however, to delay the conversion of preferred shares pursuant to the Offer pending the outcome of any such action or the receipt of any such approval. Any such approval or other action, if needed, might not be obtained without substantial conditions, and adverse consequences might result to the business of TCP or certain parts of the business of TCP might have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken.

      CVM Investigation. Certain holders of TCO’s preferred shares have presented correspondence to the CVM seeking an investigation into the proposed merger of shares based on the allegation that the terms of the merger of shares are unfair to the holders of TCO preferred shares. This correspondence is based upon the difference in price paid by TCP for the common shares of TCO and the implied value for the preferred shares of TCO that TCO preferred shareholders will receive based upon the exchange ratio for the merger of shares. TCP has replied to an inquiry from the CVM denying any wrongdoing. Although the CVM has not formally initiated any administrative proceeding against us, the CVM is investigating the matter, and the shareholders’ allegations are likely to result in heightened scrutiny for the merger of shares at the CVM. The CVM may initiate administrative proceedings against TCP or otherwise suspend or delay the merger of shares pending completion of an investigation. If administrative proceedings are initiated against TCP, the CVM will officially require that TCP file a defense.

      On November 19, 2003, TCP was notified of additional correspondence presented to the CVM on November 18, 2003, by a holder of TCO’s preferred shares seeking an injunction or postponement of TCP’s shareholders’ meeting currently scheduled for December 22, 2003 pending an investigation of certain allegations related to the proposed merger of shares of TCO with TCP. The correspondence alleges certain technical deficiencies in the proceedings followed by TCP related to the merger and argues that the exchange ratio for the TCO shares is unfair and that the delay between announcement of the ratio on January 16, 2003 and the proposed closing on December 22, 2003 is too lengthy and unfairly disadvantages TCO’s holders of preferred shares. Although TCP denies these allegations (except for certain technical deficiencies which it intends to correct) and does not believe that its shareholders’ meeting will be delayed, if the CVM initiates an investigation, it could cause TCP to extend or suspend this Offer.

      Antitrust. The conversion of the preferred shares pursuant to the Offer is not subject to the approval of Brazilian antitrust authorities.

FEES AND EXPENSES

      TCP will not pay any fees or commissions to any broker, dealer or other person for soliciting conversions of preferred shares pursuant to the Offer.

      Brokers, dealers, commercial banks and trust companies will be reimbursed by TCP for customary handling and mailing expenses incurred by them in forwarding material to their customers.

MISCELLANEOUS

      Although the offer to convert is open to all holders of TCP preferred shares, this offering document is intended solely for holders of TCP preferred shares and ADSs who are residents of the United States of America. Separate offering materials in Portuguese are being simultaneously made available to holders of preferred shares who are not residents of the United States. TCP is not aware of any jurisdiction where the making of the Offer or the election to convert preferred shares in connection therewith would not be in compliance with the laws of such jurisdiction. If TCP becomes aware of any jurisdiction in which the making of the Offer or the election to convert preferred shares in connection therewith would not be in compliance with applicable law, TCP will make a good faith effort to comply with any such law. If, after such good faith effort, TCP cannot comply with any such law, the Offer will not be made to (nor will elections to convert be accepted from or on behalf of) the holders of preferred shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of TCP by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

      No person has been authorized to give any information or make any representation on behalf of TCP not contained in this offer to convert, and if given or made, such information or representation must not be relied upon as having been authorized.

      TCP has filed with the Commission the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. You may read and copy the Schedule TO and any amendments thereto, including exhibits, at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC. You may also obtain information about TCP at their website, www.vivo.com.br.

TELESP CELULAR PARTICIPAÇÕES S.A.

Dated: November 20, 2003

Schedule I

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
OFFICERS OF TELEFÓNICA, PORTUGAL TELECOM AND TCP

1. Directors and Executive Officers of Telefónica.

      The following table sets forth the name, current business address and current business telephone number of each director and executive officer of Telefónica. The current business address of each person is Gran Via, 28, 28013 Madrid, Spain, and the current business telephone number of each person is (34) 91-584-0306. Each occupation set forth opposite an individual’s name refers to employment with Telefónica.

Name	Positions Held

César Alierta Izuel	Chairman of the Board of Directors and Chief Executive Officer
Isidro Fainé Casas	Director
José Antonio Fernández Rivero	Director
Jesús María Cadenato Matia	Director
Maximino Carpio Garcia	Director
Carlos Colomer Casellas	Director
Alfonso Ferrari Herrero	Director
José Fernando de Almansa Moreno-Barreda	Director
Gonzalo Hinojosa Fernández de Angulo	Director
Miguel Horta e Costa	Director
Pablo Isla Âlvarez de Tejera	Director
Luis Lada Díaz	Director, General Manager of Corporate Strategy, Planification and Controlling
José Fonollosa García	Director
Antonio Massanell Lavilla	Director
Enrique Used Aznar	Director
Mario Eduardo Vázquez	Director
Antonio Viana Baptista	Director
Gregorio Villalabeitia Galarraga	Director
Antonio J. Alonso Ureba	Director, General Counsel and Secretary to the Board
Calixto Ríos Pérez	General Manager of Internal Auditing and Communication
Santiago Fernández Valbuena	Chief Financial Officer
Luis Abril Pérez	General Manager of Media, Marketing and Content
Antonio Palacios Esteban	General Manager of Resources
Oscar Maraver Sánchez-Valdepenas	General Manager of Human Resources
Francisco de Bergia González	General Manager, Assistant to the Chairman of the Board
Alfonso Alonso Durán	General Manager of Planification and Controlling
Angel Vila Boix	General Manager of Corporate Development
Kim Faura Batlle	General Manager of Corporate Marketing and Content
Luis Furnells Abaunz	Corporate General Manager of Organization and Information Systems

2. Directors and Executive Officers of Portugal Telecom.

      The following table sets forth the name, current business address and current business telephone number of each director and executive officer of Portugal Telecom. The current business address of each person is Avenida Fontes Pereira de Melo, 40, 1069-300 Lisbon, Portugal, and the current business telephone number is (351) 21-500-1701. Each occupation set forth opposite an individual’s name refers to employment with Portugal Telecom.

Name	Positions Held

Ernâni Rodrigues Lopes	Chairman
Miguel António Igrejas Horta e Costa	Director, Chief Executive Officer
Zeinal Abedin Mahomed Bava	Director, Chief Financial Officer
Carlos Manuel de Lucena e Vasconcellos Cruz	Director
Iriarte José Araújo Esteves	Director
Paulo Jorge da Costa Gonçalves Fernandes	Director
Joaquim Aníbal Freixial de Goes	Director
Henrique Manuel Fusco Granadeiro	Director
Carlos Alberto de Oliveira Cruz	Director
Jorge Humberto Correia Tomé	Director
Fernando Maria Costa Duarte Ulrich	Director
Fernando Abril-Martorell	Director
António Pedro de Cavalho Viana Baptista	Director
Israel Vainboim	Director
Luis Augusto da Silva	Director
Patrick Monteiro de Barros	Director
Jorge Maria Bleck	Director
Carlos Manuel de Almeida Blanco de Morais	Director
João Manuel de Mello Franco	Director
Gerald S. McGowan	Director
Peter Eugene Golob	Director
Nuno João Francisco Soares de Oliveira Silvério Marques	Director
Thomaz de Mello Paes de Vasconcellos	Director
Luis Manuel da Costa de Sousa de Macedo	Secretary-General,Company Secretary
Manuel Francisco Rosa da Silva	General Manager of the Corporate Planning and Control Department
Francisco José Meira Silva Nunes	General Manager of the Corporate Reporting and Accounting Department
António Manuel Robalo de Almeida	General Manager of the Corporate Competition and Regulatory Department
Manuel Filipe Preto Garcia	General Manager of the Corporate Technological Strategic Department
Carlos Manuel Mendes Fidalgo Moreira da Cruz	General Manager of the Corporate Financing and Treasury Department
Vitor José Gama Sequeira	General Manager of the Corporate Investor Relations Department

3. Directors and Executive Officers of TCP.

      The following table sets forth the name, current business address and current business telephone number of each director and executive officer of TCP. The current business address of each person is Av. Roque Petroni Júnior, 1.464 — Morumbi, 04707-000-São Paulo, SP, Brazil, and the current business telephone number is (55) 11-5105-1207. Each occupation set forth opposite an individual’s name refers to employment with TCP.

Name	Positions Held

Felix Pablo Ivorra Cano	Director
Iriarte José Araújo Esteves	Director
Fernando Xavier Ferreira	Director
Antonio Viana Baptista	Director
Ernesto Lopez Mozo	Director
Ignacio Aller Mallo	Director
Zeinal Abedin M. Bava	Director
Carlos Manuel L. Vasconcellos Cruz	Director
Eduardo Perestrelo Correia de Matos	Director
Pedro Manuel Brandão Rodrigues	Director
Àntónio Gonçalves de Oliveira	Director
Francisco José Azevedo Padinha	Chief Executive Officer
Fernando Abella García	Executive Vice President for Finance, Planning and Control and Investors Relations Officer
Paulo Cesar Pereira Teixeira	Executive Vice President for Operations
Javier Rodríguez Garcia	Vice President for IT and Product and Service Engineering and Vice President for Technology and Networks
Guilherme Silverio Portela Santos	Vice President for Customers
Luis Filipe Saraiva Castel-Branco de Avelar	Executive Vice President for Marketing and Innovation
José Carlos de la Rosa Guardiola	Vice President for Regulatory Matters and Institutional Relations

[THIS PAGE INTENTIONALLY LEFT BLANK]

      Additional copies of this Offer to Convert are available from the person listed below.

FERNANDO ABELLA GARCIA
Telesp Celular Participações S.A.
Av. Roque Petroni Júnior, 1464 — Morumbi
04707-000-São Paulo, SP, Brazil
Telephone: (55) 11-5105-1207
www.vivo-sp.com.br